Exhibit 1

Joint Filing Agreement

The undersigned hereby agree to file jointly any reports on Schedule 13D or Schedule 13G, or any amendments thereto, required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to the interests of the undersigned in Art’s-Way Manufacturing Co., Inc.. and that the Schedule 13D to which this Agreement is attached has been filed on behalf of each of the undersigned.

Dated:  January 22, 2013
Joseph R. Dancy

/s/ Joseph R. Dancy
Signature

Victoria A. Dancy

/s/ Victoria A. Dancy
Signature

LSGI TECHNOLOGY VENTURE FUND, L.P.

BY:	LSGI Advisors Inc., its General Partner

	BY:	/s/ Joseph R. Dancy
Joseph R. Dancy, President

LSGI ADVISORS INC.

	BY:	/s/ Joseph R. Dancy
Joseph R. Dancy, President